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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION

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(Dollars in millions)
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
                                                          December 31,
                                                 ------------------------------
                                                   1999       1998       1997
                                                 --------    -------    -------

Short-term debt ..............................   $  451.2      116.1       91.4
Current portion of long-term debt ............      131.3       68.5       54.8
Long-term debt ...............................    2,172.5      836.4      857.1
                                                 --------    -------    -------
    Total debt ...............................    2,755.0    1,021.0    1,003.3
Minority interests in subsidiaries ...........       96.3       93.3      113.3
Common shareholders' equity ..................    3,276.8    2,587.4    2,510.4
                                                 --------    -------    -------
    Total capitalization .....................   $6,128.1    3,701.7    3,627.0
                                                 ========    =======    =======

Ratio of total debt to total capitalization ..       45.0%      27.6%      27.7%
                                                 ========    =======    =======